Exhibit 10.1

Executive Short-Term Incentive Plan

BROADWIND ENERGY, INC.

EXECUTIVE INCENTIVE PLAN

I.              PURPOSE

The Broadwind Energy Inc. Executive Short-Term Incentive Plan (the “Plan”) is designed to reward senior executives of Broadwind Energy Inc. (the “Company”) and its subsidiaries for performance contributions that have a significant impact on the overall success of the Company and its subsidiaries.  It is intended to retain and motivate employees and to direct their effort and attention toward the achievement of key performance objectives by linking a significant element of variable annual compensation to the accomplishment of selected performance goals considered to be key to the creation of shareholder value.

Key objectives of the Plan include:

1.     Increase Company profitability;

2.     Maximize return on capital;

3.     Stimulate organic growth;

4.     Recognize individual and team performance contributions;

5.     Enhance quality and credibility of annual financial plans;

6.     Provide market competitive compensation opportunities; and

7.     Provide flexibility to reflect current business environments.

II.            DEFINITIONS

For purposes of the Plan, certain terms used herein shall be defined as follows:

1.             Base Salary.  Base compensation earned during the Plan Year, determined as of the last day of the Plan Year, paid to a Participant, excluding, without limitation, incentives, bonuses, overtime pay, reimbursement of relocation and other expenses, auto allowances and employee and fringe benefits.

2.             Board.  The Board of Directors of the Company.

3.             Compensation Committee.  The Compensation and Stock Option Committee of the Board.

4.             Executive.  An executive of the Company or a Subsidiary.

5.             Incentive Award.  The incentive compensation award paid to an Executive under the Plan.

6.             Participant.  An Executive who is eligible for an Incentive Award under the Plan.

7.             Plan Year.  The 12-month period beginning on January 1 of each year.

8.             Subsidiary.  A wholly owned subsidiary of the Company.

III.           ELIGIBILITY

An Executive shall be eligible to participate in the Plan for a Plan Year if he or she is employed on or before December 31 of such Plan Year by the Company or a Subsidiary in a position at “Band A” or “Band B” of the Company’s job structure.

IV.           PARTICIPATION

The Compensation Committee shall determine which eligible Executives shall participate in the Plan for a Plan Year prior to the beginning of such Plan Year, or as soon as practicable thereafter, based upon recommendations of senior management of the Company.  As soon as reasonably practicable thereafter, such Participants shall be notified of their selection for participation in the Plan during such Plan Year and of the manner in which their Incentive Awards may be earned.

The Compensation Committee shall also have discretion during any Plan Year (i) to select additional eligible Executives for participation in the Plan, as a result of promotions or otherwise, and (ii) to terminate the participation in the Plan of any Executives who, as a result of demotions or otherwise, were previously selected as Participants.  In any such case, Incentive Awards for any such Executive shall be prorated, based on the portion of the Plan Year during which the Executive was a Participant.  An Executive who is on an unpaid leave of absence for 30 days or more during a Plan Year shall be eligible to receive a prorated Incentive Award based on the number of days of such Plan Year during which such Executive was in active pay status.

An Executive shall not be entitled to participate in the Plan for a Plan Year solely because such Executive was selected to participate in the Plan for any prior Plan Year.

V.            INCENTIVE AWARDS

(a)  Incentive Award Groups.

Prior to the beginning of each Plan Year, or as soon thereafter as is reasonably practicable, the Compensation Committee shall determine the various categories of Incentive Awards, based upon employment responsibilities (the “Incentive Award Groups”), that shall be available under the Plan for the Plan Year.

(b)  Target Incentive Levels.

Each Plan Year, the Compensation Committee also shall establish with respect to each Incentive Award Group, a target incentive level (the “Target Incentive Level”) which will apply to Participants in the Incentive Award Group for such Plan Year.  The Target Incentive Level for each Incentive Award Group shall be expressed as a percentage of the Base Salary of the Participants therein, and, when multiplied by each such Participant’s Base Salary, shall represent the amount of the Incentive Award that such Participant would be eligible to receive if the relevant Performance Objectives, as hereinafter defined, have been fully attained.  The Compensation Committee shall have discretion each Plan Year to establish with respect to any Performance Objective a minimum (threshold) performance level to be attained for such Plan Year below which no Incentive Award would be payable hereunder.  Notwithstanding the preceding sentences of this Section V(b), the Compensation Committee shall have discretion each Plan Year to establish, with respect to any Performance Objectives, performance levels which will result in the payment of Incentive Awards which are in an amount either greater than the Target Incentive Levels or less than any minimum performance level previously established for such Plan Year.

(c)  Performance Objectives.

The payment of Incentive Awards to Participants under the Plan shall be determined by the extent to which certain performance objectives (the “Performance Objectives”) have been attained with respect to each Plan Year.  Prior to the beginning of each Plan Year, or as soon thereafter as is reasonably practicable, the Compensation Committee shall establish the Performance Objectives which will apply to each Incentive Award Group for the Plan Year and the manner in which Incentive Awards may be earned for such Plan Year.  Unless otherwise determined by the Compensation Committee, there shall be three (3) categories of Performance Objectives, as follows:

(1)  Company Performance Objectives;

(2)  Business Unit Performance Objectives; and

(3)  Individual Performance Objectives.

Incentive Awards with respect to Participants in each Incentive Award Group may be determined for any Plan Year on the basis of one or any combination of the Performance Objectives, as determined by the Compensation Committee in its discretion.

The Company Performance Objective for each Plan Year shall be established by the Compensation Committee, taking into account the recommendations of the Chief Executive Officer of the Company (the “CEO”).  The Compensation Committee may, in its sole discretion, adjust such Company Performance Objectives on account of any extraordinary changes which occur during the Plan Year, such as changes in accounting practices or the law.

The Business Unit Performance Objectives and Individual Performance Objectives shall be determined by the Compensation Committee each Plan Year, taking into account the recommendations of the CEO and other designated officers of the Company, and shall be based upon specific written goals and objectives which are unique to the relevant Business Unit or eligible Executive.

(d)  Evaluation of Performance.

As soon as practicable following the end of each Plan Year, the Compensation Committee, after taking into account evaluations and recommendations of the CEO and other designated officers of the Company, shall evaluate the degree to which the Performance

Objectives have been met for the Plan Year for purposes of determining the amounts of any Incentive Awards payable under the Plan.

(e)  Payment of Incentive Awards.

Incentive Awards shall be payable to Participants no later than the earlier of 30 days after acceptance of the Company’s formal year-end external audit report or March 15.  Unless otherwise determined by the Compensation Committee, all Incentive Awards shall be paid in cash.

VI.           CHANGE IN EMPLOYMENT POSITION

Unless otherwise determined by the Compensation Committee, the Incentive Award for a Participant who changes his or her employment position within the Company during a Plan Year shall be determined by prorating the Target Incentive Level and the Incentive Award pertaining to each of the Participant’s positions on the basis of the portion of the Plan Year spent in each position.

VII.         TERMINATION OF EMPLOYMENT

Unless otherwise determined by the Compensation Committee, a Participant whose employment terminates for any reason prior to the date on which such Participant’s Incentive Award is paid shall not be entitled to receive such Incentive Award.

VIII.        ADMINISTRATION

The Plan shall be administered by the Compensation Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions herein set forth.  The Compensation Committee’s interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be binding and conclusive on all persons for all purposes.  In this connection, the Compensation Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company or a Subsidiary, the duty to act for the Compensation Committee hereunder.  No officer or employee of the Company or any Subsidiary shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.  The expenses of administering the Plan shall be paid by the Company and each Subsidiary and shall not be charged against the Plan.

IX.           AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time and for any reason by the Board of Directors of the Company.  The Compensation Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason.  The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

X.            NONTRANSFERABILITY

No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Compensation Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

XI.           INCOME TAX WITHHOLDING/RIGHTS OF OFFSET

The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state and local taxes as may be required by law.  In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any Subsidiary.

XII.         CLAIM TO INCENTIVE AWARDS AND EMPLOYMENT RIGHTS

Nothing in this Plan shall require the Company or any Subsidiary to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder.  No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company or any Subsidiary.  Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or any Subsidiary or shall in any way affect the right and power of the Company or any Subsidiary to dismiss or otherwise terminate the employment of any employee at any time for any reason, with or without cause.

XIII.        CONSTRUCTION

Titles and headings of sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

XIV.        GOVERNING LAW

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.